Exhibit 23.1

              CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS


We have issued our report dated July 10, 2006 accompanying the consolidated financial statements of Frequency Electronics, Inc. and Subsidiaries appearing in the 2006 Annual Report on Form 10-K for the year ended April 30, 2006, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts".



/s/ Holtz Rubenstein Reminick LLP

Holtz Rubenstein Reminick LLP
Melville, New York
February 27, 2007